Exhibit 99.1

       Acadia Realty Trust Announces First Quarter 2003 Operating Results;
                   All Components of Business Plan on Track -
                            Reaffirms 2003 Guidance

    NEW YORK--(BUSINESS WIRE)--April 30, 2003--Acadia Realty Trust (NYSE: AKR - "Acadia" or the "Company"), a real estate investment trust ("REIT") and owner and operator of shopping centers anchored by grocery and value-oriented retail, today reported operating results for the first quarter ended March 31, 2003.

                     First Quarter 2003 Highlights

    Financial Information

    --  Diluted funds from operations ("FFO") of $0.27 per share

    -- Increased the dividend by 11.5% in first quarter 2003, from $0.52 to $0.58 per share annually

    --  Maintained conservative FFO payout ratio below 65%

    -- 44% debt to total market capitalization based on current share price

    --  In excess of 3.0 to 1 fixed-charge coverage

    Acquisition Activity

    -- Brandywine Portfolio - Acquired one-million square foot value-based retail portfolio for $89 million

    -- Kroger/Safeway Portfolio - Acquired one-million square foot supermarket portfolio of 25 Kroger and Safeway supermarkets for $48 million

    Portfolio Information

    --  Executed lease with Home Depot for first of four recaptured
        Ames locations

    -- Kmart scheduled to assume all of its leases within the portfolio

    --  Occupancy up 1.1% over year-end 2002

    -- Executed new and renewal leases totaling 140,000 square feet at favorable rent spreads of 6%

    --  Re-anchoring of Crescent Plaza complete with opening of Home
        Depot

    First Quarter Operating Results - Earnings on Track

    FFO for the first quarter 2003 was $7.8 million, or $0.27 per share on a fully diluted basis, compared to $12.2 million or $0.40 for the same quarter 2002. Included in 2003 is a total of $0.06 of FFO per share from merchant development activity with Target as well as a lump sum additional rent payment received from a tenant in connection with the re-anchoring of the Branch Plaza in Smithtown, NY. In comparison, historical first quarter 2002 FFO included a total of $0.16 per share from lease termination income received from a single tenant and merchant development activity as well as $0.05 from discontinued operations. Earnings per share on a fully diluted basis were $0.14 and $0.24 for the quarters ended March 31, 2003 and 2002, respectively.

    Portfolio Activity - Former Ames Location Leased to Home Depot - Kmart Anticipated to Assume All Its Leases

    Year-end occupancy increased 1.1% to 87.4% for first quarter 2003 compared to 86.3% for the fourth quarter 2002. Excluding the impact of the Ames closings, which occurred during the fourth quarter of 2002, current occupancy was 92.1%. On a same store basis, occupancy for the first quarter 2002 was 90.9%.
    During the first quarter 2003, the Company executed new and renewal leases totaling 140,000 square feet at an average increase of 6% above the previous base rents on a cash basis.
    As anticipated at year-end 2002, same store net operating income ("NOI") was adversely impacted by the short-term effect of the 2002 Ames and PharMor store closings in connection with their bankruptcies. Same store NOI for the entire portfolio decreased 8.9% for first quarter 2003 over 2002. Substantially all of the 9.6% decrease for the retail portfolio was attributable to the above closings. Same store retail NOI would have increased 1.7% adjusting for this as well as for the impact of increased seasonal expenses (net of tenant reimbursements) resulting from the effects of the harsh 2003 winter season.
    During March 2003, the Company signed a lease for one of the four former Ames locations with Home Depot at the Plaza 422, located in Lebanon, PA. The Home Depot lease will not only include the former Ames space, but also an expansion into formerly vacant space, with the new store anticipated to open during the first quarter of 2004. Pursuant to the lease, Home Depot will pay rent totaling approximately $0.02 per share of FFO on an annual basis as compared to the $0.01 that was paid by Ames under its former lease. As previously reported, Acadia had anticipated a total of $0.06 per share of FFO dilution during 2003 as a result of the Ames closings. The Company currently forecasts that this dilution will be recovered during the next 12 to 24 months.
    In April 2003, Kmart announced its intent to assume all five of its leases within Acadia's portfolio effective with its reorganization in May 2003. All of these stores are paying full rents with occupancy costs under 3% and average sales of $176 per square foot. In addition, the Company also has one Kmart store at a joint venture property that is anticipated to be assumed by Kmart.
    At the Branch Plaza located in Smithtown, NY, the Pathmark supermarket lease was assigned to a division of A&P. In connection with the assignment, Pathmark paid the Company $1.2 million of additional rent during the first quarter 2003.

    Redevelopment Activity - Shaw's to Open May 2003 at the Gateway Shopping Center

    The de-malling and re-anchoring of the Gateway Shopping Center located in South Burlington, VT, continues on schedule. The project, formerly a partially enclosed mini-mall with an undersized Grand Union, is being converted into a new open-air community shopping center with a 72,000 square foot Shaw's supermarket. Shaw's grand opening and rent commencement is scheduled for May 2003. The Company anticipates it will complete the construction of the remaining small shop space later during 2003.

    Merchant Development Activity

    During the first quarter 2003, the Company completed a transaction with Target Corporation for the development of a free-standing Target department store in Bethel, CT. Acadia, in conjunction with its joint venture partner, Hendon Properties based in Atlanta, GA, entered into a contract to acquire the site and secured approvals for Target. Target has purchased the site and will construct its free-standing building as the sole tenant of the development. The transaction resulted in a gain to Acadia of $659,000.

    Balance Sheet - Maintaining Strong Financial Position

    For 2003, Acadia maintained its balance sheet strength and conservative financial ratios as well as sufficient in-place working capital to continue to fund all of its foreseeable near-term internal and external capital requirements:

    --  Dividend payout ratio for the quarter was below 65% of FFO

    -- Debt to total market capitalization was 44% (based on current common share price) with a blended cost of debt of 5.9%. This compares to 49% as of year-end 2002 and 52% as of the first quarter 2002.

    -- 76% of the total mortgage debt was fixed-rate, inclusive of the effect of interest rate swaps and the Company's pro-rata share of joint venture debt.

    -- Fixed-charge ratio was greater than 3.0 times (EBITDA / interest expense plus preferred distributions)

    -- Even after investing $6.0 million in the joint venture to fund two major acquisitions during the quarter, Acadia still has $34 million of working capital at quarter-end with an additional $45 million available under current credit facilities

    Dividend Increase - 11.5% Increase for 2003 - Follows 8% Increase in 2002

    On April 15, 2003, Acadia paid a quarterly dividend of $0.145 per share, which represented an 11.5% increase over the $0.13 quarterly dividend paid by Acadia during 2002. On an annualized basis, the dividend will increase $0.06 resulting in an annual 2003 dividend of $0.58. This follows an 8% increase in Acadia's dividend for 2002. Even after the recent dividend increase, Acadia expects to maintain a payout ratio that is among the most conservative in its sector based on 2003 earnings guidance.

    Acquisitions - 2003 Acquisition Guidance Already Achieved

    Kroger/Safeway Portfolio

    In January of 2003, the joint venture acquired a one million square foot supermarket portfolio consisting of twenty-five anchor-only leases with either Kroger or Safeway supermarkets. The purchase price of $47.9 million included the assumption of $34.5 million of existing debt, which fully amortizes over the remaining seven-year term. Even after the heavy debt amortization, the projected cash flow on Acadia's portion of its equity investment is anticipated to yield in excess of a 16% return.

    Brandywine Portfolio

    In January of 2003, the joint venture acquired another one million square foot portfolio for an initial purchase price of $89.3 million plus a contingent additional purchase price ("Earnout") based on certain conditions. The portfolio consists of two open-air, value-based shopping centers. The first being the Market Square Shopping Center, a 103,000 square foot community shopping center anchored by a TJ Maxx and Trader Joe's gourmet grocery. The second center, the Brandywine Towne Center, consists of two components. The first is 450,000 square feet which is 97% occupied by dominant tenants including Lowe's, Bed Bath & Beyond, Regal Cinema, Michaels, Petsmart, Old Navy, Annie Sez, Thomasville Furniture, KB Toys and Dick's Sporting Goods. The second component is 420,000 square feet of existing space of which Target occupies 138,000 square feet. The joint venture is responsible for the Earnout payment only when the existing vacant space is leased. The initial acquisition price represents a better than 10.25% capitalization rate based on the net operating income at acquisition. The project is financed with $68.0 million of 6.2% (blended) fixed-rate debt resulting in an initial leveraged yield in excess of 15%.
    In total, these acquisitions, together with the JV's existing portfolio, are projected to contribute approximately $0.09 to $0.10 of FFO on an annual basis. Additional information on these acquisitions is available at Acadia's website at acadiarealty.com.

    Outlook - Guidance for 2003 Reaffirmed

    Acadia reaffirmed its 2003 annual FFO forecast ranging from $0.88 to $0.92 per share. Management will discuss further details for the 2003 forecast in the conference call to be conducted later today.

    Management Comments

    Commenting on the results for the quarter, Kenneth Bernstein, President and CEO, stated, "We are quite pleased with our first quarter results which are consistent with our expectations and further evidence of the continued success of our business plan. We continue to remain focused on the three key areas of our business. First, maintaining a solid core portfolio through aggressive leasing and redevelopment of assets, replacing tenants such as Ames and Grand Union with strong anchors like Home Depot and Shaw's. Second, continuing to strengthen our balance sheet as evidenced by some of the strongest coverage ratios in our sector. Lastly, executing on our exciting and rational external growth program as evidenced by the two portfolio acquisitions completed in the first quarter. By continuing to successfully execute in all three areas, we are adding to the platform from which to deliver continued growth to our shareholders."

    Investor Conference Call

    Kenneth Bernstein, President and CEO, and Michael Nelsen, Sr. Vice President and CFO, will conduct a conference call April 30, 2003 at 2:30 p.m. EST to review the Company's earnings and operating results. The live conference call can be accessed by dialing 888-339-2688 (internationally 617-847-3007). No passcode is required.
    The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888). The passcode will be 79811214. The phone replay will be available through Tuesday, May 6, 2003.

    Formerly headquartered in Long Island, NY, Acadia Realty Trust has established new headquarters in White Plains, NY. Acadia is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of shopping centers which are anchored by grocery and value-oriented retail. Acadia currently owns (or has interests in) and operates 62 properties totaling approximately nine million square feet, located primarily in the Eastern United States.

    Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

    The Company considers funds from operations ("FFO") as defined by the National Association of Real Estate Investment Trusts ("NAREIT") to be an appropriate supplemental disclosure of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO is presented to assist investors in analyzing the performance of the Company. However, the Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles ("GAAP") and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity.

    For more information visit Acadia Realty Trust's Web site at www.acadiarealty.com


                       (Financial Tables Follow)


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
            For the Quarters ended March 31, 2003 and 2002
             (dollars in thousands, except per share data)

                         STATEMENTS OF INCOME

                                          For the quarters ended
                                                March 31,
                Revenues                    2003         2002
                                        --------------------------
Minimum rents                                $12,097      $11,829
Percentage rents                                 294          319
Expense reimbursements                         3,717        2,525
Lease termination income                          --        3,800
Other property income                            151          165
Other                                          1,866          888
                                        --------------------------
     Total revenues                           18,125       19,526
                                        --------------------------
           Operating expenses
Property operating                             4,354        2,715
Real estate taxes                              2,197        1,920
General and administrative                     2,696        2,325
Depreciation and amortization                  3,601        3,585
                                        --------------------------
     Total operating expenses                 12,848       10,545
                                        --------------------------
Operating income                               5,277        8,981
Equity in earnings of unconsolidated
 partnerships                                    553          118
Interest expense                              (2,726)      (2,761)
Gain on sale                                   1,212        1,530
Minority interest                               (853)      (1,718)
                                        --------------------------
Income from continuing operations              3,463        6,150
                                        --------------------------

                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
            For the Quarters ended March 31, 2003 and 2002
             (dollars in thousands, except per share data)

                   STATEMENTS OF INCOME (continued)

                                           For the quarters ended
                                                  March 31,
                                              2003         2002
                                            ---------    ---------
Discontinued operations:

Operating income from discontinued
 operations                                $      --    $     524
Impairment of real estate                         --           --
Loss on sale of properties                        --         (155)
Minority interest                                 --          (53)
                                            ---------    ---------
Income from discontinued operations               --          316
                                            ---------    ---------
Net income                                 $   3,463    $   6,466
                                            =========    =========
Net income per Common Share - basic (a)    $     .14    $     .25
                                            =========    =========
Net income per Common Share - diluted (a)  $     .14    $     .25
                                            =========    =========

                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
            For the Quarters ended March 31, 2003 and 2002
             (dollars in thousands, except per share data)

       RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (b)

                                           For the quarters ended
                                                  March 31,
                                              2003        2002
                                            ---------   ----------
Net income                                 $   3,463   $    6,466
Depreciation of real estate and
 amortization of leasing costs:
   Wholly owned and consolidated
    partnerships                               3,399        4,339
   Unconsolidated  partnerships                  459          157
Income attributable to minority interest in
 Operating
   Partnership                                   438        1,116
Loss on sale of properties                        --          155
                                            ---------   ----------
Funds from operations                      $   7,759   $   12,233
                                            =========   ==========
Funds from operations per share - Basic (c)$     .27   $      .40
                                            =========   ==========
Funds from operations per share - Diluted
 (c)                                       $     .27   $      .40
                                            =========   ==========
Funds from operations per share -
 Continuing operations (Diluted) (c)       $     .27   $      .35
                                            =========   ==========

                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
              As of March 31, 2003 and December 31, 2002
             (dollars in thousands, except per share data)

                  SELECTED BALANCE SHEET INFORMATION

                                          March 31,    December 31,
                                             2003          2002
                                          ----------   ------------

Cash and cash equivalents                 $  31,320    $    45,168
Rental property, at cost                    416,047        413,878
Total assets                                402,185        410,935
Mortgage notes payable                      197,900        202,361
Total liabilities                           215,837        224,487
     Fixed rate debt: (d)                   141,360        145,236
          % of outstanding debt                 71%            72%
          Weighted average interest rate       6.8%           6.8%
     Variable rate debt                   $  56,540    $    57,125
          % of outstanding debt                 29%            28%
          Weighted average interest rate       3.2%           3.3%
Total weighted average interest rate           5.7%           5.8%

    Notes:

(a) Basic net income per share is computed based on the weighted average number of Common Shares outstanding for the quarters ended March 31, 2003 and 2002 of 25,377,095 and 26,376,443, respectively. Diluted net income per share, which assumes the conversion of securities and other contracts to issue Common Shares is computed based on the weighted average number of Common Shares outstanding for the quarters ended March 31, 2003 and 2002 of 25,933,960 and 26,786,454, respectively.

(b) Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Included in FFO for the quarters ended March 31, 2003 and 2002 are gains from the sale of undepreciated land of $659 and $957, respectively.

(c) Assumes full conversion of a weighted average 3,058,564 and 4,379,309 OP Units into Common Shares for the quarters ended March 31, 2003 and 2002, respectively.

(d) Fixed-rate debt includes $87,027 of notional principal fixed through swap transactions. Conversely, variable-rate debt excludes this amount.

    CONTACT: Acadia Realty Trust
             Investor Relations:
             Jon Grisham, 516/767-8830 ext. 342